UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1 to

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 26, 2013

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Church Street, New Haven, Connecticut	06506
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number,
Including Area Code	(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: UIL Holdings Corporation is filing this Form 8-K/A to amend its Current Report on Form 8-K filed on August 26, 2013 (the “Original Form 8-K”) solely for the purpose of re-designating certain prior disclosures contained in the Original Form 8-K to Item 7.01 – Regulation FD Disclosure.

Item 2.06	Material Impairments.

On August 14, 2013, the Connecticut Public Utilities Regulatory Authority (“PURA”) issued a final decision (“Decision”) in the distribution rate case of The United Illuminating Company (“UI”), a wholly-owned subsidiary of UIL Holdings Corporation (“UIL Holdings” or “the Company”).  PURA’s Decision disallowed approximately $22 million related to deferred storm costs and capital costs related to UI’s recently constructed administrative and operations buildings.  As a result of these disallowances and other adjustments related to the rate proceeding, on August 23, 2013, management of UIL Holdings concluded that a one-time pretax write off in the range of $15 million to $18 million related to UI will be recorded in the third quarter of 2013.

On August 26, 2013, UI filed with PURA a Motion for Reconsideration of the Decision, seeking the correction of certain errors in the determination of UI’s revenue requirements, along with the reconsideration of certain elements of the disallowed items discussed above.  Reconsideration undertaken by PURA, if any, could impact the total amount written off.

Item 7.01	Regulation FD Disclosure

UIL Holdings has raised its guidance for electric distribution, CTA and other earnings to reflect short-term mitigation efforts to be undertaken by the Company.  This results in an increase in UIL Holdings’ earnings guidance from $2.05 to $2.25 per diluted share to $2.15 to $2.30 per diluted share, excluding the impact of the non-recurring items.  The revised earnings guidance including the non-recurring items is $2.00 to $2.15 per diluted share.  Guidance related to electric transmission, the gas distribution companies and UIL Corporate is unchanged.

Further detail of UIL Holdings’ forecasted earnings along with the related net income ranges are included in the following table:

	Approximate	Earnings Per
Category	Net Income (2)	Share - diluted (3)

Electric distribution, CTA & other	$51 - $56	$1.00 - $1.10
Electric transmission	$30 - $36	$0.60 - $0.70

Total UI (1)	$82 - $90	$1.60 - $1.75

Gas distribution	$33 - $38	$0.65 - $0.75

UIL Corporate	$(11) - ($9)	$(0.21) - ($0.18)

Subtotal	$110 - $118	$2.15 - $2.30

Non-Recurring Items	$(11) - ($9)	$(0.21) - ($0.18)

Total UIL Holdings (1)	$102 - $110	$2.00 - $2.15

(1)Expectations are not expected to be additive (2)Rounded to the nearest million (3)Assumes approximately 51.2 million average shares outstanding

The information in this Item 7.01 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on management’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in our most recent Annual Report on Form 10-K for the year ended December 31, 2012, and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

Use of Non-GAAP Measures

UIL Holdings believes forecasted earnings per share (EPS) information by line of business is useful in understanding and evaluating projected financial performance and contribution of UIL Holdings’ businesses.  EPS by business is calculated by taking the forecasted pretax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL Holdings common stock outstanding for the period presented. Total consolidated EPS is a GAAP-basis presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 8/27/13	By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer